MASTER TRUST AGREEMENT
                                       FOR
                             BECKMAN COULTER, INC.'S
                                 EXECUTIVE PLANS


            THIS MASTER TRUST AGREEMENT ("Master Trust Agreement") is made and entered into as of _MAY 9 __, 2002, between Beckman Coulter, Inc., a Delaware corporation (the "Company"), and T. Rowe Price Trust Company, a Maryland limited purpose trust company (the "Trustee"), to evidence the master trust (the "Trust") to be established, pursuant to those executive deferral plans or other arrangements of the Company listed in Exhibit A (the "Plans") now or hereafter existing that require the establishment of a trust, for the benefit of a select group of management, highly compensated employees and/or Directors who contribute materially to the continued growth, development and business success of the Company.

                   ARTICLE 1NAME, INTENTIONS, IRREVOCABILITY,
                             DEPOSIT AND DEFINITIONS

1.1   NAME.  The name of the Trust created by this Agreement (the "Trust")
            shall be:


                           MASTER TRUST AGREEMENT FOR
                     BECKMAN COULTER, INC.'S EXECUTIVE PLANS

1.2 INTENTIONS. The Company wishes to establish the Trust and to contribute to the Trust assets that shall be held therein, subject to the claims of the Company's creditors in the event of its Insolvency (as defined below) until paid to Participants and their Beneficiaries in such manner and at such times as specified in the Plans. It is the intention of the parties that this Trust shall constitute an unfunded arrangement and shall not affect the status of the Plans as unfunded plans maintained for the purpose of providing supplemental compensation for a select group of management, highly compensated employees and/or Directors for purposes of Title I of ERISA (as defined below). In addition, it is the intention of the Company to make contributions to the Trust to provide it and its Subsidiaries with a source of funds to assist them in the meeting of their liabilities under the Plans.

1.3 IRREVOCABILITY; CREDITOR CLAIMS. The Trust hereby established shall be irrevocable. Except as otherwise provided in Section 7.2, the principal of the Trust, and any earnings thereon, shall be held separate and apart from other funds of the Company and shall be used exclusively for the uses and purposes of the Participants and their Beneficiaries and the general creditors of the Company as herein set forth. The Participants and their Beneficiaries shall have no preferred claim on, or any beneficial ownership interest in, any assets of the Trust. Any rights created under the Plans and this Master Trust Agreement shall be mere unsecured contractual rights of the Participants and their Beneficiaries against the Company. Any assets held by the Trust will be subject to the claims of the Company's general creditors under federal and state law in the event of Insolvency.

1.4 INITIAL DEPOSIT. The Company hereby initially deposits with the Trustee in trust five million dollars ($5,000,000), which shall become the principal of the Trust to be held, administered and disposed of by the Trustee as provided in this Master Trust Agreement.

1.5 ADDITIONAL DEFINITIONS. In addition to the definitions set forth above, for purposes hereof, unless otherwise clearly apparent from the context, the following terms have the following indicated meanings:

(a)   "Administrator" shall have the meaning set forth in Section 3.6(i) below.

(b) "Beneficiary" shall mean one or more persons, trusts, estates or other entities, designated in accordance with a Plan, that are entitled to receive benefits under a Plan upon the death of a Participant.

(c)   "BFAC" shall mean the Company's Benefits Finance and Administration
       Committee.

(d)   "Board" shall mean the board of directors of the Company.

(e) "Change in Control Event" shall mean the following and shall be deemed to occur if any of the following events occur:

     (i) any "person," as such term is used in Sections 13(d) and 14(d) of the Exchange Act, other than an employee benefit plan of Beckman Coulter, Inc.("Beckman Coulter"), or a trustee or other fiduciary holding securities under an employee benefit plan of Beckman Coulter, is or becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of Beckman Coulter representing 15% or more of the combined voting power of Beckman Coulter's then outstanding voting securities, provided that, no Change in Control Event shall be deemed to occur solely because a corporation (the "seller") owns 15% or more of Beckman Coulter voting securities if such ownership is only a transitory step in a reorganization whereby Beckman Coulter purchases the assets of the seller for Beckman Coulter voting securities and the seller liquidates shortly thereafter;

     (ii) individuals who, as of the date hereof, constitute the Board of Beckman Coulter (the "Incumbent Board") cease for any reason to constitute at least a majority of the Board, provided that any person becoming a director subsequent to the date hereof whose election, or nomination for election by the Beckman Coulter stockholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board (other than an election or nomination of an individual whose initial assumption of office is in connection with an actual or threatened election contest relating to the election of the directors of Beckman Coulter, as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Exchange Act) shall be considered as though such person were a member of the Incumbent Board of Beckman Coulter;

    (iii) the stockholders of Beckman Coulter approve a merger or consolidation with any other corporation, other than (A) a merger or consolidation which would result in the voting securities of Beckman Coulter outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of another entity) more than 85% of the combined voting power of the voting securities of Beckman Coulter or such other entity outstanding immediately after such merger or consolidation, or
          (B) a merger or consolidation effected to implement a recapitalization of Beckman Coulter (or similar transaction) in which no person acquires 15% or more of the combined voting power of Beckman Coulter's then outstanding voting securities; or

     (iv) the stockholders of Beckman Coulter approve a plan of complete liquidation of Beckman Coulter or an agreement for the sale or disposition by Beckman Coulter of all or substantially all of Beckman Coulter's assets.

            Notwithstanding the preceding sentence, a Change in Control Event shall not be deemed to have occurred if the "person" described in the preceding sentence is an underwriting syndicate which has acquired the ownership of 15% or more of the combined voting power of Beckman Coulter's then outstanding voting securities solely in connection with a public offering of Beckman Coulter's securities. If, after any of the events deemed to constitute a Change in Control Event occurs, the transaction approved by the stockholders does not actually transpire, the Change in Control Event will be retroactively deemed not to have occurred.

(f) "Committee" shall mean the Organization and Compensation Committee appointed by the Board to administer this Trust.

(g) "Common Stock" shall mean the Common Stock of the Company, and such other securities or property with respect to which Stock Units are designated in accordance with the Plans.

(h) "Company" shall mean Beckman Coulter, Inc. If Beckman Coulter, Inc. ceases to exist, then the duties and responsibilities of the Company hereunder shall be fulfilled by its successor, any action which may be taken by the Company hereunder may be taken by its successor (provided, however, that if a Change in Control Event occurs, that any limitation on the powers, duties and responsibilities of the Company shall apply to such successor).

(i) "Director" shall mean any member of the board of directors of the Company.

(j) "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as it may be amended from time to time.

(k)   "Insolvent" shall have the meaning set forth in Section 3.7(a) below.

(l) "Insolvent Entity" shall have the meaning set forth in Section 3.7(a) below.

(m) "Investment Fiduciary" shall have the meaning set forth in Section 3.2(a) below.

(n)   "IRS" shall mean the Internal Revenue Service.

(o) "Participant" shall mean a person who is a participant in one or more of the Plans in accordance with their terms and conditions.

(p) "Payment Schedule" shall have the meaning set forth in Section 3.6(b) below.

(q)   "Plans" shall mean the plans specified in Exhibit A.

(r) "Plan Year" shall mean each 12 consecutive month period beginning on January 1.

(s)   "Subsidiary" shall mean a subsidiary of the Company.

(t)   "Stock Units" shall have the meaning set forth in the Plans.

(u) "Trust Fund" shall mean the assets held by the Trustee pursuant to the terms of this Master Trust Agreement and for the purposes of the Plans.

1.6 GRANTOR TRUST. The Trust is intended to be a "grantor trust," of which the Company is the grantor, within the meaning of subpart E, part I, subchapter J, chapter 1, subtitle A of the Internal Revenue Code of 1986, as amended, and the Trust shall be construed accordingly.

                         ARTICLE 2 GENERAL ADMINISTRATION

2.1 COMMITTEE DIRECTIONS AND ADMINISTRATION BEFORE CHANGE IN CONTROL EVENT. Until a Change in Control Event has occurred, this Section 2.1 shall be effective and the Committee shall direct the Trustee as to the administration of the Trust in accordance with the following provisions:

(a) The Committee shall be identified to the Trustee by a copy of the resolution of the Board appointing the Committee. In the absence thereof, the Board shall be the Committee. Persons authorized to give directions to the Trustee on behalf of the Committee shall be identified to the Trustee by written notice from the Committee, and such notice shall contain specimens of the authorized signatures. The Trustee shall be entitled to rely on such written notice as evidence of the identity and authority of the persons appointed until a written cancellation of the appointment, or the written appointment of a successor, is received by the Trustee. (

(b) Directions by the Committee, or its delegate, to the Trustee shall be in writing and signed by the Committee or persons authorized by the Committee, or may be made by such other method as is acceptable to the Trustee.

(c) The Trustee may conclusively rely upon directions from the Committee in taking any action with respect to this Master Trust Agreement, including the making of payments from the Trust Fund and the investment of the Trust Fund pursuant to this Master Trust Agreement. The Trustee shall have no liability for actions taken, or for failure to act, on the direction of the Committee. The Trustee shall have no liability for failure to act in the absence of proper written directions.

(d) The Trustee may request instructions from the Committee and shall have no duty to act or liability for failure to act if such instructions are not forthcoming from the Committee. If requested instructions are not received within a reasonable time, the Trustee is under no duty to act on its own discretion to carry out the provisions of this Master Trust Agreement in accordance with this Master Trust Agreement and the Plans.

2.2 ADMINISTRATION UPON CHANGE IN CONTROL EVENT. In the event of a Change in Control Event, the authority of the Committee to administer the Trust and direct the Trustee, as set forth in Section 2.1 above, shall cease, and the Trustee shall have complete authority to administer the Trust, except with respect to those matters delegated to an Investment Fiduciary under the terms of this Master Trust Agreement.

2.3   CONTRIBUTIONS.

(a) In addition to any contribution required under any Plan, the Company, in its sole discretion, may at any time, or from time to time, make additional deposits of cash or other property acceptable to the Trustee (including, without limitation, Common Stock) in trust with the Trustee to augment the principal to be held, administered and disposed of by the Trustee as provided in this Master Trust Agreement. Neither the Trustee nor any Participant or Beneficiary shall have any right to compel such additional deposits. The Trustee shall have no duty to collect or enforce payment to it of any contributions (that may be required under this Master Trust Agreement or the Plans) or to require that any contributions be made, and shall have no duty to compute any amount to be paid to it nor to determine whether amounts paid comply with the terms of the Plans;

(b) Prior to a Change in Control Event, the Company shall be required to make an irrevocable contribution to the Trust equal to the difference (if any) between (i) the anticipated benefit obligations and administrative expenses that are to be paid under the Plans and Trust with respect to benefit obligations accrued up to the Change in Control Event (as determined by the Company in good faith) and
     (ii) the assets of the Trust Fund as of the Change in Control Event (as determined by the Company in good faith).

2.4 TRUST FUND. The contributions received by the Trustee from the Company shall be held and administered pursuant to the terms of this Master Trust Agreement as a single fund without distinction between income and principal and without liability for the payment of interest thereon except as expressly provided in this Master Trust Agreement. During the term of this Trust, all income received by the Trust, net of expenses and taxes, shall be accumulated and reinvested.

                      ARTICLE 3 POWERS AND DUTIES OF TRUSTEE


3.1 INVESTMENT DIRECTIONS. Except as provided in this Section and Section 3.2 below, the Committee shall provide the Trustee with all investment instructions. The Trustee shall neither affect nor change investments of the Trust Fund, except as directed in writing by the Committee or after a Change in Control Event, the Investment Fiduciary, and shall have no right, duty or responsibility to recommend investments or investment changes. The Trustee shall have no responsibility for compliance with any securities laws that may apply to any Common Stock held in the Trust Fund; such obligation shall remain with the Company.

3.2   INVESTMENT UPON CHANGE IN CONTROL EVENT.

(a) In the event of a Change in Control Event, the authority of the Committee to direct investments of the Trust Fund shall cease. Upon and after the occurrence of a Change in Control Event, the authority to direct the investments of the Trust Fund shall rest solely with an independent third party investment fiduciary (the "Investment Fiduciary") selected and hired by the individuals who, immediately prior to such event, constituted the BFAC (the "Ex-BFAC"). If the Ex-BFAC, acting as a body, does not select and hire the Investment Fiduciary within a reasonable time (not to exceed sixty days) following the Change in Control Event, any individual who was a member of the BFAC immediately prior to the Change in Control Event shall select and hire the Investment Fiduciary, and if more than one such individual purports to select and hire an Investment Fiduciary, the persons so selected and hired shall designate one of them as the Investment Fiduciary. If neither the Ex-BFAC nor any member thereof selects and hires the Investment Fiduciary, the Company shall perform all duties of the Investment Fiduciary after a Change in Control Event. Subject to the provisions of this section 3.2, the Investment Fiduciary shall have the discretionary power to direct the investment of all Trust Fund assets and select or remove any investment manager or custodial firm for the assets of the Trust Fund. Upon and after the occurrence of a Change in Control Event, the Company must: (1) pay all reasonable administrative expenses and fees of the Investment Fiduciary; (2) indemnify the Investment Fiduciary against any costs, expenses and liabilities including, without limitation, attorneys' fees and expenses arising in connection with the performance of the Investment Fiduciary hereunder, except with respect to matters resulting from the gross negligence or willful misconduct of the Investment Fiduciary or its employees or agents; and (3) supply full and timely information to the Investment Fiduciary on all matters relating to the assets of the Plan, the Trust and such other pertinent information as the Investment Fiduciary may reasonably require. Upon and after a Change in Control Event, the Investment Fiduciary may be terminated (and a replacement appointed) only by the Ex-BFAC. Upon and after a Change in Control Event, the Investment Fiduciary may not be terminated by the Company. The BFAC shall notify the Trustee in writing when a Change in Control Event has occurred. The Trustee has no duty to inquire whether a Change in Control Event has occurred and may rely on notification by the BFAC of a Change in Control Event; provided, however, that if any officer, former officer, director or former director of the Company or any Subsidiary (other than the president of the Company), or any Participant notifies the Trustee that there has been or there may be a Change in Control Event, the Trustee shall have the duty to satisfy itself as to whether a Change in Control Event has in fact occurred. The Trustee is authorized to hire accountants and other experts it deems necessary to make a determination regarding Change in Control Event, the costs and expenses of which shall be allowed as administrative expenses of the Trust. The Company and the Subsidiaries shall indemnify and hold harmless the Trustee for any damages or costs (including attorneys' fees) that may be incurred because of reliance on the BFAC's notice or lack thereof.

(b) Notwithstanding Subsection (a), to the extent Participant's benefits under the Plan are denominated as Stock Units, the Investment Fiduciary shall invest the portion of the Trust Fund so denominated in Common Stock.

3.3   MANAGEMENT OF INVESTMENTS. Subject to Sections 3.1 and 3.2 above and
      Section 3.4 below, the Trustee shall have, without exclusion, all powers conferred on the Trustee by applicable law, unless expressly provided otherwise herein, and all rights associated with assets of the Trust shall be exercised by the Trustee or the person designated by the Trustee, and shall in no event be exercisable by or rest with Participants or their Beneficiaries. Subject to Sections 3.1 and 3.2 above and Section 3.4 below, the Trustee shall have full power and authority to invest and reinvest the Trust Fund as directed in any investment permitted by law, including, without limiting the generality of the foregoing, the power:

(a) To invest and reinvest the Trust Fund, together with the income therefrom, in common stock, preferred stock, convertible preferred stock, mutual funds (including those which have an investment management or other agreement with an affiliate of the Trustee), bonds, debentures, convertible debentures and bonds, notes, time certificates of deposit, other evidences of indebtedness, other securities, policies of life insurance, annuity contracts, guaranteed investment contracts, bank investment contracts and synthetic investment contracts;

(b) To deposit or invest all or any part of the assets of the Trust Fund in savings accounts or certificates of deposit or other deposits in a bank, including the commercial department of the Trustee, if such bank is supervised by the United States or any State;

(c) To hold, manage, and control all property forming part of the Trust Fund and to sell, convey, transfer, exchange, and otherwise dispose of the same;

(d) To have, respecting securities, all the rights, powers and privileges of an owner, including the power to give proxies, pay assessments and other sums necessary for the protection of the Trust Fund, to vote any corporate stock either in person or by proxy, with or without power of substitution, for any purpose; to participate in voting trusts, pooling agreements, reorganizations, consolidations, mergers and liquidations, and in connection therewith to deposit securities with and transfer title to any protective or other committee under such terms as the Trustee may deem advisable; to exercise or sell stock subscriptions or conversion rights; and regardless of any limitation elsewhere in this instrument relative to investment by the Trustee, to accept and retain as an investment any securities or other property received through the exercise of any of the foregoing powers;

(e) To settle, compromise or submit to arbitration any claims, debt or damages due or owning to or from the Trust; the Trustee may also commence or defend suits or legal proceedings to protect any interest of the Trust, and may represent the Trust in all suits or legal proceedings in any court or before any other body or tribunal;

(f) To hold in cash, without liability for interest, a portion of the Trust Fund pending receipt of clear and proper investment directions, pending receipt of a contribution amount which is necessary to carry out investment directions or pending the settlement of distribution or other payments from the Trust Fund;

(g) To employ such agents including custodians and counsel as may be reasonably necessary and to pay them reasonable compensation; to settle, compromise or abandon all claims and demands in favor of or against the Trust assets;

(h) To cause title to property of the Trust to be issued, held or registered in the individual name of the Trustee, or in the name of its nominee(s) or other agents, or in such form that title will pass by delivery;

(i) To exercise all of the further rights, powers, options and privileges granted, provided for, or vested in trustees generally under the laws of the State whose laws are applicable to this Master Trust Agreement, as provided in Section 8.6 below, so that powers conferred upon the Trustee herein shall not be in limitation of any authority conferred by law, but shall be in addition thereto;

(j) To lend certificates representing stocks, bonds, or other securities to any brokerage or other firm selected by the Trustee;

(k) To institute, compromise and defend actions and proceedings; to pay or contest any claim; to settle a claim by or against the Trustee by compromise, arbitration, or otherwise; to release in whole or in part, any claim belonging to the Trust to the extent the claim is uncollectible;

(l) To use securities depositories or custodians and to allow such securities as may be held by a depository or custodian to be registered in the name of such depository or its nominee or in the name of such custodian or its nominee;

(m) To generally do all acts, whether or not expressly authorized, which the Trustee may deem necessary or desirable for the protection of the Trust. However, nothing in this section shall be construed to mean the Trustee assumes any responsibility for the performance of any investment made by the Trustee in its capacity as trustee under the operations of this Master Trust Agreement. Notwithstanding any powers granted to the Trustee pursuant to this Master Trust Agreement or to applicable law, the Trustee shall not have any power that could give this Trust the objective of carrying on a business and dividing the gains therefrom, within the meaning of section 301.7701-2 of the Procedure and Administrative Regulations promulgated pursuant to the Internal Revenue Code of 1986, as amended.

3.4 SECURITIES. Prior to a Change in Control Event, voting or other rights in securities shall be exercised by the Committee, and the Trustee shall have no duty to exercise voting or proxy or other rights relating to any investment of the Trust Fund. Following a Change in Control Event, such rights shall be exercised by the Trustee solely as directed by the Investment Fiduciary.

3.5 SUBSTITUTION. Notwithstanding any provision of any Plan or the Trust to the contrary, the Company shall at all times have the power to reacquire the Trust Fund by substituting readily marketable securities and/or cash of an equivalent value and such other property shall, following such substitution, constitute the Trust Fund. Notwithstanding the foregoing, after a Change in Control Event, any such substitution shall be subject to the direction of the Investment Fiduciary.

3.6   DISTRIBUTIONS.

(a) The establishment of the Trust and the payment or delivery to the Trustee of money or other property shall not vest in any Participant or Beneficiary any right, title, or interest in and to any assets of the Trust. To the extent that any Participant or Beneficiary acquires the right to receive payments under any of the Plans, such right shall be no greater than the right of an unsecured general creditor of the Company and such Participant or Beneficiary shall have only the unsecured promise of the Company that such payments shall be made.

(b) Concurrent with the establishment of this Trust, the Company or its designated recordkeeper shall deliver to the Trustee a schedule (the "Payment Schedule") that indicates the amounts payable in respect of each Participant (and his or her Beneficiaries) on a Plan by Plan basis, provides a formula or formulas or other instructions acceptable to the Trustee for determining the amounts so payable, specifies the form in which such amount is to be paid (as provided for or available under the applicable Plans), and the time of commencement for payment of such amounts. The Payment Schedule shall be updated annually and upon a Change in Control Event and from time to time as is necessary thereafter. Except as otherwise provided herein, prior to a Change in Control Event, the Trustee shall make payments to the Participants and their Beneficiaries in accordance with such Payment Schedule. Despite the foregoing, after a Change in Control Event, the Trustee shall make payments in accordance with the terms and provisions of each of the Plans and related plan agreements. Notwithstanding the foregoing, prior to or following a Change in Control Event, the Trustee shall make payments to Participants and their Beneficiaries in accordance with any arbitrator's awards issued pursuant to the Plans' arbitration provisions. The Trustee, at the direction of the Committee or, after a Change in Control Event, on its own volition, shall make any distribution required to be made by it hereunder by delivering:

  (i)   Common Stock to the extent the benefit is denominated in Stock Units; or

  (ii) To the extent benefits are not denominated in Stock Units, its check payable to the person to whom such distribution is to be made.

(c) If the principal of the Trust, and any earnings thereon, are not sufficient, determined on a Plan-by-Plan basis, to make payments of benefits in accordance with the terms of the Plans, the Company shall make the balance of each such payment as it falls due. The Trustee shall notify the Company when principal and earnings are not sufficient. To the extent that the total Trust assets available to make benefit payments to Participants or Beneficiaries who are currently entitled to payment are less than the liabilities of the Plans, the foregoing described distributions will be limited to a Participant's share of the Trust Fund, determined by allocating any remaining assets (less any expenses or costs due under Sections 3.8 and 3.9 of this Master Trust Agreement) to the Participant based on the ratio of the Participant's benefit obligations under the Plans to the total benefit obligations under the Plans.

(d) The Company may make payment of benefits directly to Participants or their Beneficiaries as they become due under the terms of the Plans. The Company shall notify the Trustee of their decisions to make payment of benefits directly prior to the time amounts are payable to Participants or their Beneficiaries.

(e) Notwithstanding anything contained in this Master Trust Agreement to the contrary, if at any time the Trust is finally determined by the IRS not to be a "grantor trust" with the result that the income of the Trust Fund is not treated as income of the Company pursuant to Sections 671 through 679 of the Internal Revenue Code of 1986, as amended, or if a tax is finally determined by the IRS to be payable by one or more Participants or Beneficiaries with respect to any interest in the Plans or the Trust Fund prior to payment of such interest to any such Participant or Beneficiary, the Committee shall immediately determine each Participant's share of the Trust Fund in accordance with the Plans, and the Trustee shall immediately distribute such share in a lump sum to each Participant or Beneficiary entitled thereto, regardless of whether such Participant's employment has terminated (provided such Participant has a vested interest in his or her accrued benefits under the Plans) and regardless of form and time of payments specified in or pursuant to the Plans in such amounts and in the manner instructed by the Committee. Any remaining assets (less any expenses or costs due under Sections 3.8 and 3.9 of this Master Trust Agreement) shall then be paid by the Trustee to the Company in such amounts, and in the manner instructed by the Committee. If the value of the Trust Fund is less than the benefit obligations under the Plans, the foregoing described distributions will be limited to a Participant's share of the Trust Fund, determined by allocating assets to the Participant based on the ratio of the Participant's benefit obligations under the Plans to the total benefit obligations under the Plans. Prior to a Change in Control Event, the Trustee shall rely solely on the directions of the Committee with respect to the occurrence of the foregoing events and the resulting distributions to be made, and the Trustee shall not be responsible for any failure to act in the absence of such direction.

(f) The Trustee shall make provision for the reporting and withholding of any federal or state income taxes that may be required to be withheld with respect to the payment of benefits pursuant to the terms of the Plans and shall pay amounts withheld to the appropriate taxing authorities or determine that such amounts have been reported, withheld and paid by the Company.

(g) Prior to a Change in Control Event, payments by the Trustee shall be delivered or mailed to addresses supplied by the Committee and the Trustee's obligation to make such payments shall be satisfied upon such delivery or mailing. Prior to a Change in Control Event the Trustee shall have no obligation to determine the identity of persons entitled to benefits or their mailing addresses. After a Change in Control Event, the Trustee shall have such obligations.

(h) Prior to a Change in Control Event, the entitlement of a Participant or his or her Beneficiaries to benefits under the Plans shall be determined by the Committee or such party as they shall designate under the Plans, and any claim for such benefits shall be considered and reviewed under the procedures set out in the Plans.

(i) Notwithstanding Section 3.6(h), upon and after the occurrence of a Change in Control Event, the Plan shall be administered by an independent third party administrator (the "Administrator") selected and hired by the Trustee and approved by the Ex-BFAC. The Administrator shall have the discretionary power to determine all questions arising in connection with the administration of the Plan and the interpretation of the Plan and Trust including, but not limited to benefit entitlement determinations; provided, however, upon and after the occurrence of a Change in Control Event, the Administrator shall have no power to direct the investment of Plan or Trust assets or select any investment manager or custodial firm for the Plan or Trust. Upon and after the occurrence of a Change in Control Event, the Company must: (1) pay all reasonable administrative expenses and fees of the Administrator; (2) indemnify the Administrator against any costs, expenses and liabilities including, without limitation, attorney's fees and expenses arising in connection with the performance of the Administrator hereunder, except with respect to matters resulting from the gross negligence or willful misconduct of the Administrator or its employees or agents; and (3) supply full and timely information to the Administrator on all matters relating to the Plan, the Trust, the Participants and their Beneficiaries, the account balances of the Participants, the date of circumstances of the retirement, disability, death or termination of employment of the Participants, and such other pertinent information as the Administrator may reasonably require. Upon and after a Change in Control Event, the Administrator may be terminated (and a replacement appointed) by the Trustee only with the approval of the Ex-BFAC. Upon and after a Change in Control Event, the Administrator may not be terminated by the Company.

3.7   TRUSTEE RESPONSIBILITY REGARDING PAYMENTS ON INSOLVENCY.

(a) The Trustee shall cease payment of benefits to Participants and their Beneficiaries if the Company is Insolvent (the "Insolvent Entity"). The Insolvent Entity shall be considered "Insolvent" for purposes of this Master Trust Agreement if:

  (i)   the Insolvent Entity is unable to pay its debts as they become due, or

  (ii) the Insolvent Entity is subject to a pending proceeding as a debtor under the United States Bankruptcy Code.

(b)         At all times during the continuance of this Trust, as provided in
            Section 1.3 above, the principal and income of the Trust shall be subject to claims of the general creditors of the Company under federal and state law as set forth below:

       (i) The BFAC shall have the duty to inform the Trustee in writing of the Company's Insolvency. If a person claiming to be a creditor of the Company alleges in writing to the Trustee that the Company has become Insolvent, the Trustee shall determine whether the Company is Insolvent solely by obtaining the written notification as described above and, pending such determination, the Trustee shall discontinue payment of benefits to the Insolvent Entity's Participants or their Beneficiaries. Prior to a Change in Control Event, the Trustee may conclusively rely on any determination it receives from the BFAC with respect to the Insolvency of the Company.

      (ii) Unless the Trustee has received notice from the Company or a person claiming to be a creditor alleging that the Company is Insolvent, the Trustee shall have no duty to inquire whether the Company is Insolvent. The Trustee may in all events rely on such evidence concerning the Company's solvency as may be furnished to the Trustee and that provides the Trustee with a reasonable basis for making a determination concerning the Company's solvency. In this regard, the Trustee may rely upon a letter from the Company's auditors as to whether the Company is able to pay its debts as they become due. The Trustee is authorized to hire accountants or any other experts it deems necessary to make a determination as to the Company's solvency and the Trustee's expenses of such action shall be allowed as a cost of administration of the Trust.

     (iii) If at any time the Trustee has determined that the Company is Insolvent, the Trustee shall discontinue payments to the Insolvent Entity's Participants or their Beneficiaries, and shall hold the portion of the assets of the Trust allocable to the Insolvent Entity for the benefit of the Insolvent Entity's general creditors. Nothing in this Master Trust Agreement shall in any way diminish any rights of Participants or their Beneficiaries to pursue their rights as general creditors of the Insolvent Entity with respect to benefits due under the Plans or otherwise.

     (iv) The Trustee shall resume the payment of benefits to Participants or their Beneficiaries in accordance with this
            Article 3 of this Master Trust Agreement only after the Trustee has determined that the alleged Insolvent Entity is not Insolvent (or is no longer Insolvent).

(c) Provided that there are sufficient assets, if the Trustee discontinues the payment of benefits from the Trust pursuant to Section 3.7(b) hereof and subsequently resumes such payments, the first payment following such discontinuance shall include the aggregate amount of all payments due to Participants or their Beneficiaries under the terms of the Plans for the period of such discontinuance, less the aggregate amount of any payments made to Participants or their Beneficiaries by the Company in lieu of the payments provided for hereunder during any such period of discontinuance.

      Prior to a Change in Control Event, the Committee shall instruct the Trustee as to such amounts, and after a Change in Control Event, the Trustee shall determine such amounts in accordance with the terms and provisions of the Plans and this Master Trust Agreement.

3.8 COSTS OF ADMINISTRATION. The Trustee is authorized to incur reasonable obligations in connection with the administration of the Trust, including attorneys' fees, Administrator fees, Investment Fiduciary fees, other administrative fees, fees of accountants or other experts and appraisal fees. Such obligations shall be paid by the Company. The Trustee is authorized to pay such amounts from the Trust Fund if the Company fails to pay them within 60 days of presentation of a statement of the amounts due.

3.9   TRUSTEE COMPENSATION AND EXPENSES.

(a) The Trustee shall be entitled to compensation for its services in the amount of $25,000 annually. This fee may be changed upon mutual agreement of the Trustee and the Company. The Trustee shall be entitled to reimbursement for expenses incurred by it in the performance of its duties as the Trustee, including reasonable fees for legal counsel. The Trustee's compensation and expenses shall be paid by the Company. The Trustee is authorized to withdraw such amounts from the Trust Fund if the Company fails to pay them within 60 days of presentation of a statement of the amounts due.

(b) Prior to a Change in Control Event, the Company shall make an irrevocable contribution to the trust in an amount, estimated by the BFAC, sufficient to pay all Trustee's fees and expenses for two years following the Change in Control Event.

3.10  PROFESSIONAL ADVICE.

      The Company specifically acknowledges that the Trustee and/or the Administrator may find it desirable or expedient to retain legal counsel (who may also be legal counsel for the Company generally) or other professional advisors to advise it in connection with the exercise of any duty under this Master Trust Agreement, including, but not limited to, any matter relating to or following a Change in Control Event or the Insolvency of the Company. The Trustee and/or the Administrator shall be fully protected in acting upon the advice of such legal counsel or advisors.

3.11 PAYMENT ON COURT ORDER. To the extent permitted by law, the Trustee is authorized to make any payments directed by court order in any action in which the Trustee has been named as a party. The Trustee is not obligated to defend actions in which the Trustee is named, but shall notify the Company or Committee of any such action and may tender defense of the action to the Company, Committee, Participant or Beneficiary whose interest is affected. The Trustee may in its discretion defend any action in which the Trustee is named, and any expenses incurred by the Trustee shall be paid by the Company. The Trustee is authorized to pay such amounts from the Trust Fund if the Company fails to pay them within sixty
      (60) days of presentation of a statement of the amounts due.

3.12  PROTECTIVE PROVISIONS.

(a) Notwithstanding any other provision contained in this Master Trust Agreement to the contrary, the Trustee shall have no obligation to

     (i) determine the existence of any conversion, redemption, exchange, subscription or other right relating to any securities purchased of which notice was given prior to the purchase of such securities and shall have no obligation to exercise any such right unless the Trustee is advised in writing by the Committee both of the existence of the right and the desired exercise thereof within a reasonable time prior to the expiration of the right to exercise, or

     (ii)         advance any funds to the Trust.

      Furthermore, the Trustee is not a party to the Plan.

3.13  INDEMNIFICATIONS.

(a) The Company shall indemnify and hold the Trustee harmless from and against all loss or liability (including expenses and reasonable attorneys' fees) to which it may be subject by reason of its execution of its duties under this Trust, or by reason of any acts taken in good faith in accordance with any directions, or acts omitted in good faith due to absence of directions, from the Company, the Committee, the Administrator, an Investment Fiduciary or a Participant, unless such loss or liability is due to the Trustee's negligence or willful misconduct. The indemnity described herein shall be provided by the Company and the Subsidiaries.

(b) In the event that the Trustee is named as a defendant in a lawsuit or proceeding involving one or more of the Plans or the Trust Fund, the Trustee shall be entitled to receive on a current basis the indemnity payments provided for in this Section, provided however that if the final judgment entered in the lawsuit or proceeding holds that the Trustee is guilty of negligence or willful misconduct with respect to the Trust Fund, the Trustee shall be required to refund the indemnity payments that it has received.

(c) The Company and the Subsidiaries shall indemnify and hold the Administrator harmless from and against all loss or liability (including expenses and reasonable attorneys' fees) to which it may be subject by reason of its execution of its duties under this Trust, or by reason of any acts taken in good faith in accordance with any directions, or acts omitted in good faith due to absence of directions, from the Company, the Committee or a Participant, unless such loss or liability is due to the Administrator's gross negligence or willful misconduct. The indemnity described herein shall be provided by the Company and the Subsidiaries.

(d) In the event that the Administrator is named as a defendant in a lawsuit or proceeding involving one or more of the Plans or the Trust Fund, the Administrator shall be entitled to receive on a current basis the indemnity payments provided for in this Section, provided however that if the final judgment entered in the lawsuit or proceeding holds that the Administrator is guilty of gross negligence or willful misconduct with respect to its duties under the Plans or the Trust, the Administrator shall be required to refund the indemnity payments that it has received.

(e) The Company and the Subsidiaries shall indemnify and hold the Investment Fiduciary harmless from and against all loss or liability (including expenses and reasonable attorneys' fees) to which it may be subject by reason of its execution of its duties under this Trust, or by reason of any acts taken in good faith in accordance with any directions, or acts omitted in good faith due to absence of directions, from the Company, the Committee or a Participant, unless such loss or liability is due to the Investment Fiduciary's gross negligence or willful misconduct. The indemnity described herein shall be provided by the Company and the Subsidiaries.

(f) In the event that the Investment Fiduciary is named as a defendant in a lawsuit or proceeding involving one or more of the Plans or the Trust Fund, the Investment Fiduciary shall be entitled to receive on a current basis the indemnity payments provided for in this Section, provided however that if the final judgment entered in the lawsuit or proceeding holds that the Investment Fiduciary is guilty of gross negligence or willful misconduct with respect to its duties under the Plans or the Trust, the Investment Fiduciary shall be required to refund the indemnity payments that it has received.

(g) All releases and indemnities provided in this Master Trust Agreement shall survive the termination of this Master Trust Agreement.

                           ARTICLE 4 TRUSTEE'S ACCOUNTS

4.1 RECORDS. The Trustee shall maintain accurate records and detailed accounts of all investments, receipts, disbursements and other transactions hereunder. Such records shall be available at all reasonable times for inspection by the Company or their authorized representative. The Trustee, at the direction of the Committee, shall submit to the Committee and to any insurer such valuations, reports or other information as the Committee may reasonably require and, in the absence of fraud or bad faith, the valuation of the Trust Fund by the Trustee shall be conclusive.

4.2   ANNUAL ACCOUNTING; FINAL ACCOUNTING.

(a) Within 90 days following the end of each Plan Year and within 90 days after the removal or resignation of the Trustee or the termination of the Trust, the Trustee shall file with the Committee a written account setting forth a description of all receipts, disbursements and other transactions effected by it during the Plan Year or, in the case of removal, resignation or termination, since the close of the previous Plan Year, and listing the assets held in the Trust Fund as of the last day of the Plan Year or other period and indicating their values. Such values shall be either cost or market as directed by the Committee in accordance with the terms of the Plans.

(b) The Committee may approve such account either by written notice of approval delivered to the Trustee or by its failure to express written objection to such account delivered to the Trustee within 180 days after the date of which such account was delivered to the Committee.

(c) The approval by the Committee of an accounting shall be binding as to all matters embraced in such accounting on all parties to this Master Trust Agreement and on all Participants and Beneficiaries, to the same extent as if such accounting had been settled by a judgment or decree of a court of competent jurisdiction in which the Trustee, the Committee, the Company and all persons having or claiming any interest in any Plan or the Trust Fund were made parties.

(d) Despite the foregoing, nothing contained in this Master Trust Agreement shall deprive the Trustee of the right to have an accounting judicially settled, if the Trustee, in the Trustee's sole discretion, desires such a settlement and the costs of any such judicial settlement shall be allowed as a cost of administration of the Trust.

4.3 VALUATION. The assets of the Trust Fund shall be valued at their respective fair market values on the date of valuation, as determined by the Trustee based upon such sources of information as it may deem reliable, including, but not limited to, stock market quotations, statistical valuation services, newspapers of general circulation, financial publications, advice or valuations provided by investment managers, brokerage firms, trustees of common trust funds, sponsors of mutual funds or insurance companies, or any combination of sources. Prior to a Change in Control Event, the Committee shall instruct the Trustee as to the value of assets for which market values are not readily obtainable by the Trustee. If the Committee fails to provide such values, the Trustee may take whatever action it deems reasonable, including employment of attorneys, appraisers, life insurance companies or other professionals, the reasonable expense of which shall be an expense of administration of the Trust Fund and payable by the Company, or from Trust Fund pursuant to
      Section 3.8 hereof. The Trustee may rely upon information from the Company, the Committee, appraisers or other sources and shall not incur any liability for an inaccurate valuation based in good faith upon such information.

4.4 DELEGATION OF DUTIES. The Company or the Committee, or both, may at any time employ the Trustee as their agent to perform any act, keep any records or accounts and make any computations that are required of the Company or the Committee by this Master Trust Agreement or the Plans. The Trustee may be compensated for such employment and such employment shall not be deemed to be contrary to the Trust. Nothing done by the Trustee as such agent shall change or increase its responsibility or liability as Trustee hereunder.

                   ARTICLE 5 RESIGNATION OR REMOVAL OF TRUSTEE

5.1 RESIGNATION; REMOVAL. The Trustee may resign at any time, either before or after a Change in Control Event, by written notice to the Company, which shall be effective 60 days after receipt of such notice unless the Company and the Trustee agree otherwise. Prior to a Change in Control Event, the Trustee may be removed by the Company on 60 days notice or upon shorter notice accepted by the Trustee. After a Change in Control Event, the Trustee may be removed by a majority vote of the Participants, and if a Participant is dead, his or her Beneficiaries (who collectively shall have one vote among them and shall vote in place of such deceased Participant) on 60 days notice or upon shorter notice accepted by the Trustee.

5.2   SUCCESSOR TRUSTEE.

(a) If the Trustee resigns or is removed prior to a Change in Control Event, a successor shall be appointed by the Company in accordance with this Section, by the effective date of the resignation or removal under Section
      5.1 above. The successor shall be a bank, trust company, or similar independent third party that is granted corporate trustee powers under state or federal law. After the occurrence of a Change in Control Event, a successor Trustee may not be appointed without the consent of a majority of the Participants. If no such appointment has been made within six months, the Trustee may apply to a court of competent jurisdiction for appointment of a successor or for instructions. All expenses of the Trustee in connection with the proceeding shall be allowed as administrative expenses of the Trust.

5.3 SETTLEMENT OF ACCOUNTS. Upon resignation or removal of the Trustee and appointment of a successor Trustee, all assets shall subsequently be transferred to the successor Trustee. The transfer shall be completed within 180 days after receipt of notice of resignation, removal or transfer, unless the Company extends the time limit. Upon the transfer of the assets, the successor Trustee shall succeed to all of the powers and duties given to the Trustee in this Master Trust Agreement. The resigning or removed Trustee shall render to the Committee an account in the form and manner and at the time prescribed in Section 4.2. The approval of such accounting and discharge of the Trustee shall be as provided in such Section.

                     ARTICLE 6 CONTROVERSIES, LEGAL ACTIONS AND COUNSEL

6.1 CONTROVERSY. If any controversy arises with respect to the Trust, the Trustee shall take action as directed by the Committee or, in the absence of such direction, as it deems advisable, whether by legal proceedings, compromise or otherwise. The Trustee may retain the funds or property involved without liability pending settlement of the controversy. The Trustee shall be under no obligation to take any legal action of whatever nature unless there shall be sufficient property in the Trust to indemnify the Trustee with respect to any expenses or losses to which it may be subjected.

6.2 JOINDER OF PARTIES. In any action or other judicial proceedings affecting the Trust, it shall be necessary to join as parties the Trustee, the Committee and the Company (or their respective successors, if applicable). No Participant or other person shall be entitled to any notice or service of process. Any judgment entered in such a proceeding or action shall be binding on all persons claiming under the Trust. Nothing in this Master Trust Agreement shall be construed as to deprive a Participant or Beneficiary of his or her right to seek adjudication of his or her rights by administrative process or by a court of competent jurisdiction.

6.3 EMPLOYMENT OF COUNSEL. The Trustee may consult with legal counsel (who, prior to a Change in Control Event, but not after a Change in Control Event, may be counsel for the Company) and shall be fully protected with respect to any action taken or omitted by it in good faith pursuant to the advice of counsel.

                       ARTICLE 7 AMENDMENT AND TERMINATION

7.1 AMENDMENT. Subject to the limitations set forth in this Section 7.1, this Master Trust Agreement may be amended by a written instrument executed by the Trustee and the Company. Notwithstanding the foregoing, no such amendment shall conflict with the terms of the Plans or shall make the Trust revocable after it has become irrevocable in accordance with Section
      1.3 above. Any amendment, change or modification shall be subject to the following rules:

(a) GENERAL RULE. Subject to Sections 7.1(b), (c) and (d) below, this Master Trust Agreement may be amended:

   (i) By the Company and the Trustee, provided, however, that such amendments would not in any way adversely affect the rights accrued under the Plans in the Trust Fund by any Participant or Beneficiary; and

   (ii) By the Company and the Trustee as may be necessary to comply with laws which would otherwise render the Trust void, voidable or invalid in whole or in part.

(b) LIMITATION. Notwithstanding that an amendment may be permissible under Section 7.1(a) above, this Master Trust Agreement shall not be amended by an amendment that would cause any of the assets of the Trust to be used for or diverted to purposes other than for the exclusive benefit of Participants and Beneficiaries as set forth in the Plans, or payment of expenses of the Trust, except as is required to satisfy the claims of the Company's general creditors.

(c) WRITING AND CONSENT. Any amendment to this Master Trust Agreement shall be set forth in writing and signed by the Company and the Trustee. Any amendment may be current, retroactive or prospective, in each case as provided therein.

(d) THE COMPANY AND TRUSTEE. In connection with the exercise of the rights under this Section 7.1:

     (i) Prior to a Change in Control Event, the Trustee shall have no responsibility to determine whether any proposed amendment complies with the terms and conditions set forth in Sections 7.1(a) and (b) above and may conclusively rely on the directions of the Committee with respect thereto.

     (ii) After a Change in Control Event, the power of the Company to amend this Master Trust Agreement shall cease, and the power to amend that was previously held by the Company shall, instead, be exercised by a majority of the Participants and, if a Participant is dead, his or her Beneficiaries (who collectively shall have one vote among them and shall vote in place of such deceased Participant), with the consent of the Trustee, provided that such amendment otherwise complies with the requirements of Sections 7.1(a), (b) and (c) above.

(e) TAXATION. This Master Trust Agreement shall not be amended, altered, changed or modified in a manner that would cause the Participants and/or Beneficiaries under any Plan to be taxed on the benefits under any Plan in a year other than the year of actual receipt of benefits.

7.2 FINAL TERMINATION. The Trust shall not terminate until the date on which Participants and their Beneficiaries are no longer entitled to benefits pursuant to the terms of the Plans and all of the expenses of the Trust have been paid, and on such date the Trust shall terminate. Upon termination of the Trust, any assets remaining in the Trust shall be returned to the Company. Such remaining assets shall be paid by the Trustee to the Company in such amounts and in the manner instructed by the Company, whereupon the Trustee shall be released and discharged from all obligations hereunder. From and after the date of termination and until final distribution of the Trust Fund, the Trustee shall continue to have all of the powers provided herein as are necessary or expedient for the orderly liquidation and distribution of the Trust Fund.

                             ARTICLE 8 MISCELLANEOUS

8.1 DIRECTIONS FOLLOWING CHANGE IN CONTROL EVENT. Despite any other provision of this Master Trust Agreement that may be construed to the contrary, following a Change in Control Event, all powers of the Committee, the Company and the Board to direct the Trustee under this Master Trust Agreement shall terminate and the Trustee shall act on its own discretion to carry out the terms of this Master Trust Agreement in accordance with the Plans and this Master Trust Agreement, except with respect to those matters delegated to an Investment Fiduciary under the terms of this Master Trust Agreement.

8.2 TAXES. The Company shall from time to time pay taxes of any and all kinds whatsoever that at any time are lawfully levied or assessed upon or become payable in respect of the Trust Fund, the income or any property forming a part thereof, or any security transaction pertaining thereto. To the extent that any taxes lawfully levied or assessed upon the Trust Fund are not paid by the Company, the Trustee shall have the power to pay such taxes out of the Trust Fund and shall seek reimbursement from the Company. Prior to making any payment, the Trustee may require such releases or other documents from any lawful taxing authority as it shall deem necessary. The Trustee shall contest the validity of taxes in any manner deemed appropriate by the Company or its counsel, but at the Company's expense, and only if it has received an indemnity bond or other security satisfactory to it to pay any such expenses. Prior to a Change in Control Event, the Trustee (i) shall not be liable for any nonpayment of tax when it distributes an interest hereunder on directions from the Committee, and
      (ii) shall have no obligation to prepare or file any tax return on behalf of the Trust Fund, any such return being the sole responsibility of the Committee. The Trustee shall cooperate with the Committee in connection with the preparation and filing of any such return.

After a Change in Control Event, the Trustee shall have such duties and obligations with respect to the withholding and payment of federal and state income taxes and the preparation and filing of tax returns on behalf of the Trust Fund.

8.3 THIRD PERSONS. All persons dealing with the Trustee are released from inquiring into the decisions or authority of the Trustee and from seeing to the application of any moneys, securities or other property paid or delivered to the Trustee.

8.4 NONASSIGNABILITY; NONALIENATION. Benefits payable to Participants and their Beneficiaries under this Master Trust Agreement may not be anticipated, assigned (either at law or in equity), alienated, pledged, encumbered or subjected to attachment, garnishment, levy, execution or other legal or equitable process; provided that this section shall not prohibit the Trustee from delivering Trust Fund assets to the Company after the termination of the trust, pursuant to Section 7.2 hereof or to the general creditors of an Insolvent Entity pursuant to Section 3.7 hereof.

8.5 THE PLANS. The Trust and the Plans are parts of a single, integrated employee benefit plan system and shall be construed together. In the event of any conflict between the terms of this Master Trust Agreement and the agreements that constitute the Plans, such conflict shall be resolved in favor of this Master Trust Agreement.

8.6 APPLICABLE LAW. Except to the extent, if any, preempted by ERISA, this Master Trust Agreement shall be governed by and construed in accordance with the internal laws of the State of Maryland. Any provision of this Master Trust Agreement prohibited by law shall be ineffective to the extent of any such prohibition, without invalidating the remaining provisions hereof.

8.7 NOTICES AND DIRECTIONS. Whenever a notice or direction is given by the Committee to the Trustee, it shall be in the form required by Section 2.1. Actions by the Company shall be by the Board or a duly authorized officer, with such actions certified to the Trustee by an appropriately certified copy of the action taken. The Trustee shall be protected in acting upon any such notice, resolution, order, certificate or other communication believed by it to be genuine and to have been signed by the proper party or parties.

8.8 SUCCESSORS AND ASSIGNS. This Master Trust Agreement shall be binding upon and inure to the benefit of the Company and the Trustee and their respective successors and assigns.

8.9 GENDER AND NUMBER. Words used in the masculine shall apply to the feminine where applicable, and when the context requires, the plural shall be read as the singular and the singular as the plural.

8.10 HEADINGS. Headings in this Master Trust Agreement are inserted for convenience of reference only and any conflict between such headings and the text shall be resolved in favor of the text.

8.11 COUNTERPARTS. This Master Trust Agreement may be executed in an original and any number of counterparts, each of which shall be deemed to be an original of one and the same instrument.

8.12 BENEFICIAL INTEREST. The Company and the Subsidiaries are the true beneficiaries hereunder in that the payment of benefits, directly or indirectly to or for a Participant or Beneficiary by the Trustee, is in satisfaction of the Company's liability therefor under the Plans. Nothing in this Master Trust Agreement shall establish any beneficial interest in any person other than the Company.

8.13 THE TRUST AND PLANS. This Trust, the Plans and each Participant's Plan Agreement are part of and constitute a single, integrated employee benefit plan and trust, shall be construed together as the entire agreement between the Company, the Trustee, the Participants and the Beneficiaries with regard to the subject matter thereof, and shall supersede all previous negotiations, agreements and commitments with respect thereto.

8.14 EFFECTIVE DATE. The effective date of this Master Trust Agreement shall be MAY 9, 2002.

      IN WITNESS WHEREOF the Company and the Trustee have signed this Master Trust Agreement as of the date first written above.

TRUSTEE:                                    THE COMPANY:
-------                                     -----------
T. Rowe Price Trust Company                 Beckman Coulter, Inc.,
                                            a Delaware corporation,

By: _/S/ BARBARA J. WEIR_______________

                                            By: __/S/ FIDENCIO M. MARES______

Title: _VICE PRESIDENT_________________

                                              Title: VICE PRESIDENT, HUMAN
                                                     RESOURCES and Corporate
                                                     Communications

                                    EXHIBIT A
                   PLANS COVERED BY THE MASTER TRUST AGREEMENT

1.    Beckman Coulter, Inc. Executive Deferred Compensation Plan

2.    Beckman Coulter, Inc. Executive Restoration Plan

3.    Beckman Coulter, Inc. Deferred Directors' Fee Program